Exhibit 99.1
FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
ICR, LLC
John Mills
310-954-1105
John.Mills@icrinc.com
ALIMERA SCIENCES REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS
Alimera will host a Conference Call at 4:30 PM ET Today to discuss Financial Results
Cash, Cash Equivalents and Investments in Marketable Securities at September 30, 2011 Totaled $38.6 Million
ATLANTA, November 3, 2011 (GLOBE NEWSWIRE) — Alimera Sciences, Inc. (Nasdaq:ALIM) (“Alimera”), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the third quarter ended September 30, 2011. Alimera will host a conference call at 4:30 p.m. ET today to discuss these results.
In December 2010, the U.S. Food and Drug Administration (“FDA”) issued a Complete Response Letter (“CRL”) to Alimera relating to its New Drug Application (“NDA”) for ILUVIEN in the treatment of diabetic macular edema (“DME”), which included data through month 24 of the FAME Study. Alimera submitted a response to the FDA on May 12, 2011, which addressed the issues raised in the CRL. The FDA classified Alimera’s response as a Class 2 resubmission, resulting in a six month review period and a Prescription Drug User Fee Act or PDUFA date of November 12, 2011.
In September 2011, the Company enrolled its first patient in a physician utilization study of its intended commercial inserter for ILUVIEN. The study was initiated in response to a request from the FDA to ensure physicians have a proper understanding of the instructions for inserting the ILUVIEN micro insert into patient eyes. The Company has enrolled 54 patient eyes to date in this study, evaluating the safety and utility of the commercial version of the inserter for ILUVIEN, and is targeting to enroll 100 patient eyes before commercial launch.
“After supportive clinical presentations regarding our 36 month FAME™ study data of ILUVIEN were made at the American Academy of Ophthalmology last week, we remain confident that ILUVIEN has the potential to be a very useful treatment to address DME, a blinding disease with limited pharmacological options,” said Dan Myers, Alimera’s president and CEO.

Third Quarter 2011 Financial Results
Net loss for the quarter ended September 30, 2011 was $6.5 million, or $0.21 per common share, compared to net loss of $6.1 million, or $0.20 per common share, for the third quarter ended September 30, 2010. Net loss per share was based on 31,396,517 weighted average shares outstanding for the third quarter of 2011 and 31,145,856 weighted average shares outstanding for the third quarter of 2010.
Research and development expenses for the third quarter of 2011 decreased to $2.2 million, compared to $3.3 million for the third quarter of 2010. The decrease was primarily attributable to the cost savings associated with the completion of the FAME Study in 2010 and EU registration costs for ILUVIEN incurred in the third quarter of 2010. This was offset by an increase of expenses related to the initiation of the physician utilization study of the ILUVIEN commercial inserter in the third quarter of 2011. The Company will owe an additional milestone payment of $25.0 million to pSivida in the event that the FDA approves the Company’s NDA for ILUVIEN.
General and administrative expenses in the third quarter of 2011 were $1.4 million, compared to $1.3 million for the third quarter of 2010.
Marketing expenses in the third quarter of 2011 were $2.6 million, compared to $1.6 million for the third quarter of 2010. The increase was primarily due to the continued expenditures related to developing market awareness of and launch plans for ILUVIEN. The Company expects further increases in marketing commercial expenses as the Company hires additional personnel and further establishes sales and marketing capabilities. The Company intends to focus its sales and marketing efforts on the approximately 1,600 retina specialists practicing in the approximately 900 retina centers across the U.S.
As of September 30, 2011, Alimera had cash, cash equivalents and investments in marketable securities of $38.6 million, compared to $54.8 million as of December 31, 2010. In October 2010, Alimera obtained a $32.5 million senior secured credit facility comprised of a $12.5 million term loan and a $20.0 million working capital revolver. Alimera borrowed $6.25 million of the term loan upon the closing of the facility. The remaining $6.25 million was available only following FDA approval of ILUVIEN, but no later than July 31, 2011. In May 2011, Alimera and the lenders agreed to amend the terms of the credit facility given that the FDA’s review of the NDA was expected to extend beyond the July 31, 2011 deadline. The amended terms extend the FDA approval deadline for the second advance under the term loan to December 31, 2011, and increase the amount available under the second advance, from $6.25 million to $11.0 million. In addition, the term loan was extended from October 31, 2013 to April 30, 2014.
“We believe we have sufficient funds available to finance our operations through the projected launch of ILUVIEN, and we expect to begin generating revenue in the first quarter of 2012,” said Mr. Myers.
Conference Call to be Held Today
Alimera will hold a conference call to discuss these third quarter 2011 results today at 4:30 P.M. ET. The conference call will be hosted by Dan Myers, President and Chief Executive Officer, and Rick Eiswirth, Chief Operating Officer and Chief Financial Officer.

To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of Alimera’s corporate website at http://www.alimerasciences.com.
A replay of the conference call will be available beginning November 3, 2011 at 7:30 P.M. ET and ending on November 17, 2011 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 20075942. A replay of the webcast will be available on the corporate website for two weeks, through November 17, 2011.
About ILUVIEN®
ILUVIEN is an investigational, extended release intravitreal insert that Alimera is developing for the treatment of DME. Each ILUVIEN insert is designed to provide a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of the corticosteroid fluocinolone acetonide (FAc). ILUVIEN is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The insertion device employs a 25-gauge needle, which allows for a self-sealing wound.
About Alimera Sciences, Inc.
Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently, Alimera is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate, ILUVIEN, is an investigational intravitreal insert containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. ILUVIEN is in development for the treatment of diabetic macular edema (DME), a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplate,” “predict,” “project,” “target,” “likely,” “potential, “ “continue, “ “will,” “would,” “should, “ “could,” or the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, inability of Alimera’s outside sales force to successfully sell and market ILUVIEN in the U.S. following regulatory approval and Alimera’s ability to operate its business in compliance with the covenants and restrictions that it is subject to under its credit facility, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s annual report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)
	(In thousands except share and per share data)

RESEARCH AND DEVELOPMENT EXPENSES	$2,224	$3,276	$5,732	$10,481
GENERAL AND ADMINISTRATIVE EXPENSES	1,421	1,260	4,827	3,338
MARKETING EXPENSES	2,612	1,583	5,038	2,209

OPERATING EXPENSES	6,257	6,119	15,597	16,028
INTEREST INCOME	1	37	15	53
INTEREST EXPENSE	(284)	—	(863)	(618)
GAIN ON EARLY EXTINGUISHMENT OF DEBT	—	—	—	1,343
DECREASE IN FAIR VALUE OF PREFERRED STOCK CONVERSION FEATURE	—	—	—	3,644

LOSS FROM CONTINUING OPERATIONS	(6,540)	(6,082)	(16,445)	(11,606)
INCOME FROM DISCONTINUED OPERATIONS	—	—	—	4,000

NET LOSS	(6,540)	(6,082)	(16,445)	(7,606)
REDEEMABLE PREFERRED STOCK ACCRETION	—	—	—	(466)
REDEEMABLE PREFERRED STOCK DIVIDENDS	—	—	—	(2,638)

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(6,540)	$(6,082)	$(16,445)	$(10,710)

NET LOSS PER SHARE APPLICABLE TO COMMON SHAREHOLDERS — Basic and diluted	$(0.21)	$(0.20)	$(0.52)	$(0.56)

WEIGHTED — AVERAGE SHARES OUTSTANDING — Basic and diluted	31,396,517	31,145,856	31,342,752	19,120,860

Balance Sheets
(In thousands)

	September	December
	30, 2011	31, 2010
	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$38,107	$28,514
Investments in marketable securities	502	26,330
Prepaid expenses and other current assets	1,236	1,078
Deferred financing costs	231	272

Total current assets	40,076	56,194
PROPERTY AND EQUIPMENT — at cost less accumulated depreciation	218	220

TOTAL ASSETS	$40,294	$56,414

CURRENT LIABILITIES:
Accounts payable	$1,950	$1,677
Accrued expenses	1,459	2,731
Outsourced services payable	393	841
Notes payable	2,386	1,157
Capital lease obligations	11	11

Total current liabilities	6,199	6,417
LONG-TERM LIABILITIES:
Notes payable, net of discount — less current portion	3,501	4,767
Other long-term liabilities	9	18
STOCKHOLDERS’ EQUITY:
Common stock	314	313
Additional paid-in capital	235,155	233,338
Common stock warrants	415	415
Accumulated deficit	(205,299)	(188,854)

TOTAL STOCKHOLDERS’ EQUITY	30,585	45,212

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,294	$56,414